    As filed with the Securities and Exchange Commission on September 9, 1996
                                                   Registration No. 333-
- -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                            CPI AEROSTRUCTURES, INC.
             (Exact Name of Registrant as Specified in its Charter)

           New York                                       11-2520310
(State or other jurisdiction of                        (I.R.S. Employer
 Incorporation or Organization)                       Identification Number)

                              200A Executive Drive,
                            Edgewood, New York 11717
                                 (516) 586-5200
                    ---------------------------------------
                    (Address of principal executive offices)

                         1995 EMPLOYEE STOCK OPTION PLAN
                         1992 EMPLOYEE STOCK OPTION PLAN
                            (Full Title of the Plans)

                              Theodore J. Martines
                            Executive Vice President
                            CPI Aerostructures, Inc.
                              200A Executive Drive
                            Edgewood, New York 11717
                                 (516) 586-5200
               --------------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

A copy of all communications, including communications sent to the agent for service should be sent to:

                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, N.Y. 10158-0125
                                 (212) 687-3860

                         -------------------------------
                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
   Title of Each Class                                    Proposed Maximum          Proposed
   of Securities to be        Amount to be                    Offering               Maximum                 Amount of
        Registered             Registered                      Price                Aggregate              Registration
                                                             Per Share            Offering Price               Fee
- ----------------------------------------------------------------------------------------------------------------------------
Stock Options                 300,000(1)                      --                        --                        (4)
                              250,000(2)
                               60,000(3)
- ----------------------------------------------------------------------------------------------------------------------------
Common Shares, par            121,000(5)(8)                $  1.50 (9)               $181,500                 $   62.59
value $.001 per               216,335(6)(8)                $  2.60 (9)               $562,471                 $  193.96
share                          60,000(7)(8)                $  2.03 (9)               $121,800                 $   42.00
- ----------------------------------------------------------------------------------------------------------------------------
Common Shares, par            179,000(10)(8)               $  1.93 (12)              $345,470                 $  119.12
value $.001 per                 1,501(11)(8)               $  1.93 (12)              $  2,896.30              $     .99
share
- ----------------------------------------------------------------------------------------------------------------------------
    Total ...................................................................................................  $ 418.66
============================================================================================================================

(1) Represents options granted or to be granted pursuant to the 1995 Employee Stock Option Plan (the "1995 Plan") of CPI Aerostructures, Inc. (the "Registrant").

(2) Represents options granted or to be granted pursuant to the 1992 Employee Stock Option Plan (the "1992 Plan", and together with the 1995 Plan, the "Plans") of the Registrant.

(3) Represents options granted to consultants outside of the Plans (the "Consultant Options").

(4)   No registration fee is required pursuant to Rule 457(h)(2).

(5) Shares issuable upon exercise of options previously granted pursuant to the 1995 Plan.

(6) Shares issuable upon exercise of options previously granted pursuant to the 1992 Plan.

(7)   Shares issuable upon exercise of the Consultant Options.

(8) Includes an indeterminable number of Common Shares which may become issuable pursuant to the anti-dilution provisions of the Plans or the Consultant Options, as the case may be.

(9) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) based upon the average exercise price.

(10) Shares issuable upon exercise of stock options available for grant under the 1995 Plan.

(11) Shares issuable upon exercise of stock options available for grant under the 1992 Plan.

(12) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the last bid and asked prices for the Common Shares on the Nasdaq SmallCap Market on September 4, 1996.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 9, 1996.

PROSPECTUS

                            CPI AEROSTRUCTURES, INC.

                                 610,000 Shares

                         Common Shares, Par Value $.001



             This Prospectus has been prepared by CPI Aerostructures Inc., a New York corporation (the "Company), for use upon resale of shares of the Company's common shares, par value $.001 per share (the "Common Shares"), by certain "affiliates" (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company (the "Selling Shareholders") who have acquired or may acquire such common shares (the "Common Shares") upon exercise of 250,000 options granted or to be granted under the CPI Aerostructures, Inc. 1992 Employee Stock Option Plan (the "1992 Plan") and 300,000 options granted or to be granted under the CPI Aerostructures, Inc. 1995 Employee Stock Option Plan (the "1995 Plan," and together with the 1992 Plan, the "Plans") or pursuant to stock option agreements with the Company for 60,000 options outside of the Plans in connection with consulting services rendered to the Company. The maximum number of shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalization and other similar changes affecting the Common Shares. It is anticipated that the Selling Shareholders will offer Common Shares for resale at prevailing prices on the Nasdaq SmallCap Market on the date of sale. See "Plan of Distribution." The Company will receive none of the proceeds from the sale of the Common Shares offered hereby. All selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

                   See "Risk Factors" beginning on page 5 for certain risks of an investment in the Common Shares.

                        --------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

                The date of this Prospectus is September ___, 1996.

             No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                        --------------------------------

             CPI Aerostructures, Inc. was incorporated in the State of New York in January 1980 under the name Composite Products International, Inc. The Company changed its name to Consortium of Precision Industries, Inc. in April 1989 and to CPI Aerostructures, Inc, in July 1992. Its principal executive offices are located at 200A Executive Drive, Edgewood, New York 11717, and its telephone number is (516) 586-5200.


                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60611. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.


                       DOCUMENTS INCORPORATED BY REFERENCE

            The Company hereby incorporates by reference the documents listed below:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 ("Form 10-KSB").

                  (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 ("Form 10-QSB").

                  (c) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A (File No. 0-11398) filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

                  (d) The Company's Proxy Statement dated August 20, 1996.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for copies of such information should be directed to the Company at 200A Executive Drive, Edgewood, New York 11717; Attention: Corporate Secretary.

Recent Developments

               On June 19, 1996, the Company completed a private placement (the "Private Placement") under Regulation D promulgated under the Securities Act of 1933, as amended, of 82 Units (the "Units"), each Unit consisting of 25,000 shares (the "Shares") of Common Shares, $.001 par value per share (the "Common Shares") of the Company and 5-year Common Shares Purchase Warrants (the "Warrants") to purchase 12,500 Common Shares at $2.00 per share, for a total purchase price of $2,050,000 ($25,000 per Unit), through Barber & Bronson Incorporated, as placement agent (the "Placement Agent"). The net proceeds of the Private Placement, along with working capital, were used to repay all of the Company's indebtedness to Chrysler Capital Corporation ("Chrysler"). The purchasers were granted certain demand and piggyback registration rights with respect to the shares included in the Units and underlying the Warrants.

               The Company paid the Placement Agent a selling commission of 10% of the gross proceeds of the Private Placement and a non-accountable expense allowance in an amount equal to 3% of the gross proceeds of the Private Placement. The Company also sold to the Placement Agent, for nominal consideration, five-year warrants (the "Placement Agent Warrants") to purchase
8.2 additional Units at a purchase price of $25,000 per Unit. The Company previously retained the Placement Agent, pursuant to a financial consulting agreement (the "Consulting Agreement"), to provide financial consulting services for a period of 24 months commencing on April

3, 1996, for an aggregate of $72,000 payable at the rate of $3,000 per month. The Placement Agent received five-year warrants to purchase 300,000 Common Shares at an exercise price of $1.00 per share (the "Consulting Warrants"). The Placement Agent has been granted certain demand and piggy-back registration rights with respect to the Common Shares underlying the Placement Agent Warrants and the Consulting Warrants. Furthermore, the Consulting Agreement provides for finder's fee arrangements and a three-year right of first refusal for the Placement Agent to serve as the underwriter or placement agent for any future public or private offering effected by the Company.

                                  RISK FACTORS

               In addition to considering the other information set forth in, or incorporated by reference into, this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Company.

Substantial Reductions in Revenues

               The Company's revenues decreased by $357,000, or approximately 7%, from $5,041,000 for the year ended December 31, 1994, to $4,684,000 for the year ended December 31, 1995. This followed a 17% decrease in revenues from $6,091,000 for the year ended December 31, 1993 to $5,041,000 for the year ended December 31, 1994. These decreases followed increasing levels of revenues for the three-year period ended December 31, 1992. For the year ended December 31, 1995, the Company had a net loss of $1,080,000 as compared to net income of $233,000 in the same period the prior year. This decrease followed a 38% decrease in net income from 1993 to 1994 and a 52% decrease in net income from 1992 to 1993. The reductions in sales and earnings resulted primarily from "stretch outs" (an extension of a program period of performance resulting in extensions of delivery dates) of certain commercial contracts, the completion of the McDonnell Douglas MD-90 start-up phase, and non-cash write-offs due to the loss of the pylon portion of the Company's Hawker 1000 contract and the sale of the Company's facilities. The commercial sector of the aircraft industry experienced one of the most severe downturns in its history from 1993 to 1995 characterized by bankruptcies and consolidations among the major airlines. Permanent reductions in capital spending for the military and current decreased demand for commercial aircraft, resulting in contract cancellations or stretch outs, materially adversely affected the Company's operating results in 1994 and 1995. Management does not believe that these adverse conditions are continuing, as there is an up-swing in the aircraft industry. Although the Company was recently awarded two major military contracts, there can be no assurance the Company will return to profitability.


Lack of Profitability

               Given the Company's limited financial resources, its anticipated expenses and the highly competitive environment in which the Company operates, there can be no assurance that the Company's future operations will become profitable. If the Company is without sufficient funds to satisfy its cash flow requirements it would be forced to curtail its operations and could ultimately cause the Company to have to sell some or all of its assets. See "Item 6. Management's Discussion and Analysis" and "Item 7. Financial Statements" in the Company's Form 10-KSB.

Significant Capital Requirements; Possible Need for Additional
Financing

               The Company's capital requirements have been and will continue to be significant. The Company's cash requirements have exceeded its resources during the last few years primarily because of reduced revenues. In addition, the Company's costs and estimated earnings in excess of billings, representing the aggregate of costs and related profit which has been incurred and earned in performance of work for which the Company has firm commitments but has not yet been billed to customers (billing is upon delivery of products), decreased by $820,000 during the year ended December 31, 1995. Costs and estimated earnings are recoverable, generally upon shipment of products or completion of a contract. The Company's continued requirement to incur significant costs relating to commercial contracts in advance of receipt of cash adversely affected the Company's working capital for 1995.

               Because of Chrysler's announced curtailment of its loan operations, the Company was unable to obtain any new advances from Chrysler and reduced its aggregate indebtedness to Chrysler from approximately $4,300,000 in 1990 to zero in June 1996. The Company financed its working capital through its September 1992 initial public offering, January 1995 warrant redemption, June 1996 Private Placement and operating cash flow.

               The Company intends to seek to grow its business by seeking additional equity and/or debt financing. No assurance can be given that the Company will be able to obtain additional financing at all, or on terms reasonably acceptable to the Company. The Company's inability to obtain additional financing may have a material adverse effect on the Company's ability to grow its business and may possibly require the Company to curtail its operations if the Company does not operate profitably. See "Item 6. Management's Discussion and Analysis" in the Form 10-KSB.

Dependence on Rohr

               All but a small portion of 1995's revenues attributable to the commercial sector of the aircraft industry were derived under three programs which originated with Rohr, Inc. ("Rohr"). For the years ended December 31, 1994 and 1995, sales of the Company's products to Rohr and The Nordam Corporation ("Nordam") accounted for approximately 81% and 89%, respectively, of the Company's revenues. Rohr curtailed its operations during the last several years as a result of a general downturn in the commercial aircraft industry and the loss of military business. The Company's contract with Rohr concerning the Raytheon 1000 Executive Jet was sold to Nordam, which terminated the pylon portion of the contract in September 1995. There can be no assurance that Rohr, for financial or other reasons, will not seek to further reduce its level of operations in the future or that a further decline in the economic prospects of Rohr, which could result in reduction or deferral of capital expenditures, and either of which could adversely affect the Company.

               The Company's agreements with Rohr are subject to termination at will by Rohr and require the Company to, among other things, deliver certain minimum quantities of products pursuant to specific schedules. Termination of any of the Company's contracts with Rohr or the inability of the Company to maintain or enter into new contracts would have a material adverse effect on the Company unless it is able to diversify its operations. For the year ended December 31, 1995, the Company's three agreements with Rohr and Nordam for the production of sub-assemblies for the McDonnell Douglas MD-90, the Boeing 757 and the Raytheon 1000 accounted for approximately 57%, 18% and 14%, respectively, of the Company's revenues. The Boeing 757 is currently in production and the Company anticipates that current orders from Rohr under the Company's contract are expected to be completed in 1996, with additional orders possibly in late 1997 when Rohr is expected to deplete its inventory. The McDonnell Douglas MD-90 program is currently in production and the Company anticipates orders for this program will continue into the year ending December 31, 2009. Production of engine mounts for Nordam under the Raytheon 1000 program continue, but production of pylons under such program was terminated in September 1995. There can be no assurance that Rohr and Nordam will purchase additional products under such agreements or that the Company will obtain additional contracts for programs similar in scope to those previously obtained. In addition to its dependence on Rohr, the Company is dependent on sales of the particular aircraft (e.g., by Boeing), over which the Company has no control. See "Item 1. Business
- - Customers and Contracts" in the Form 10-KSB.

Rescheduling and Early Termination; Fixed-Price Contracts; Cost Overruns

               The Company's contracts with Rohr and Nordam are subject to premature termination and rescheduling. Rohr may, in its sole discretion, elect to postpone or reschedule product delivery at any time. Delays, suspension and termination of performance by Rohr under these agreements since the beginning of 1993, have materially adversely affected the Company's operating results. The Company had expended significant funds for non-recurring costs associated with design, tooling and prototype development, as well as the purchase of component parts used in its operations, which have been recovered.

               Prices under the Company's contracts with Rohr are fixed during the term of such contracts, subject to price escalation in accordance with published indices which account principally for materials and labor costs. Accordingly, the Company is subject to increased risk of loss in the event production costs are greater than anticipated. Unforeseen events, including unanticipated production cost overruns and technical and operating difficulties, could have a material adverse effect on the Company. In the past, the Company has incurred cost overruns which could not be recovered, resulting in reduced profitability. Although the Company maintains procedures to continuously review costs under contracts and takes such steps as it deems necessary to reduce the Company's exposure to cost overruns, there can be no assurance that any measures taken will assure completion of a program or that a completed program will not involve substantially higher than anticipated costs to the Company, which may reduce its ability to realize profits from such program. See "Item 1. Business Customers and Contracts" in the Form 10-KSB.

Dependence on Government Contracts

               For the years ended December 31, 1994 and 1995, 10.3% and 6.7%, respectively, of the Company's revenues were derived from United States Government military contracts. Government reductions in capital expenditures for the military have significantly decreased production of new aircraft during the last several years. The Company believes, however, that reductions in military budgets for new aircraft have not affected demand for replacement parts and servicing of aging military aircraft. Recently announced awards for the A-10 and C-5 military contracts are expected to increase the Company's future annual revenues derived from military contracts to between 30% and 40%. There can be no assurance that future reductions in military spending will not adversely affect the Company's future operating results. Termination of the Company's contracts with the United States Government or the inability to obtain or maintain new contracts could have a material adverse effect on the Company. Moreover, the Company's operations in the military sector are subject to risks, including delay; termination for convenience; reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses, any or all of which could have a material adverse effect on the Company. See "Item 1. Business - Customers and Contracts" in the Form 10-KSB.

Competitive Bidding

               The Company obtains military contracts through the process of competitive bidding. Contracts from which the Company has derived and expects to derive a significant portion of its revenues were obtained through competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitability for the Company. Additionally, inherent in the competitive bidding process is the risk that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs upon which the submitted bid or contract price was based. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, the Company's profitability could be materially adversely affected. See "Item 1.

Business - Customers and Contracts; and Marketing" in the Form 10-KSB.

Possible Fluctuations in Operating Results

               The Company's sales cycle, which generally commences at a time a prospective customer issues a request for a proposal and ends with the award of a contract with that customer, typically ranges from six months to one year. The period from the time of execution of the contract until completion of one or more pre-production phases of such contract (i.e., design, tooling and prototype development), during which time the Company recognizes revenue, typically ranges from two to three years. The Company's production cycle, which generally commences at the time the Company orders component parts and ends upon shipment of the final assembly, generally ranges from six to eighteen months. The principal factors affecting production scheduling are the length of time required to procure component parts and the customer's desire to accelerate or stagger delivery schedules. Pursuant to the Company's contracts with Rohr, the Company is not entitled to receive cash payments until products are shipped. The Company recognizes revenue as costs are incurred under such contracts based upon the percentage of completion method of accounting, which is measured by the percentage of actual costs incurred to date against estimated total costs. Accordingly, revenues may be recognized by the Company even though associated cash payments have not been received. To the extent that estimated costs of completion increase or progress under a contract is otherwise impeded, revenue recognition may be adversely affected. Furthermore, since provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined, the Company's recorded revenues may be written-off in later periods in the event the Company's cost estimates prove to be inaccurate or a contract is terminated. There can be no assurance that such factors will not cause significant fluctuations in operating results.

               In fact, upon the termination of the pylon portion of the Hawker 1000 contract in September 1995, the Company incurred a charge against cost of goods sold of $1,473,000. This charge was based, on its impact on past revenues using the percentage of completion method of accounting. In the event that such recovery is for a lesser amount than to what the Company believes it is contractually entitled to, the Company would incur an additional charge. See "Item 6. Management's Discussion and Analysis" and "Item 7. Note 1 of Notes to Financial Statements" in the Form 10-KSB.

Dependence on Third Party Suppliers and Manufacturers

         The Company purchases substantially all of its supply of raw materials, principally metals and special parts, and component parts incorporated into its products, from third-party suppliers and manufacturers. The Company believes that there are numerous available sources of supply for the Company's raw materials. While the Company attempts to maintain alternative sources for the Company's raw materials, the Company's business is subject to the risk of price fluctuations and periodic delays in delivery of raw materials. Failure by certain suppliers to continue to supply the Company with raw materials on commercially reasonable terms, or at all, would have a material adverse effect on the Company. The Company has subcontracted production of substantially all component parts incorporated into its products to third party manufacturers. Accordingly, the Company is substantially dependent on the ability of such manufacturers, among other things, to meet stringent performance and quality specifications and to conform to delivery schedules. Failure by the Company's manufacturers to comply with these and other requirements would have a material adverse effect on the Company. Furthermore, there can be no assurance that such manufacturers will dedicate sufficient production capacity to satisfy the Company's requirements for component parts within scheduled delivery times. The Company from time to time is required to purchase special parts from sole suppliers and manufacturers. The Company generally does not maintain supply agreements with its suppliers or manufacturers and purchases raw materials and component parts pursuant to purchase orders in the ordinary course of business. Failure or delay by suppliers and manufacturers in supplying necessary raw materials and components to the Company would adversely affect the Company's profit margin and the Company's ability to obtain and deliver products on a timely and competitive basis. See "Item 1. Business - Raw Materials, Suppliers and Manufacturers" in the Form 10-KSB.

Competition; Technological Changes

               The markets for the Company's products are highly competitive. The Company competes with numerous well-established foreign and domestic subcontractors engaged in the supply of aircraft parts and assemblies to the commercial and military sectors of the aircraft industry, most of which possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations for success in the development, manufacture, sale and service of products. The Company also faces competition from foreign and domestic prime contractors, including Rohr, all of whom possess greater resources than the Company, thereby permitting such companies to implement extensive production programs in response to orders from aircraft manufacturers. The market for commercial aircraft is dominated by The Boeing Company, McDonnell Douglas Corporation and Airbus Industries, a government supported European aircraft consortium, which typically contract production of assemblies to a limited number of large commercial contractors. Consequently, the Company's ability to increase market penetration in the commercial sector may be limited by the relatively small number of prime contractors in this market.

               In addition, the markets for the Company's services and products are characterized by technological changes. The Company's ability to compete successfully depends, in large part, on the

Company having a technically competent staff and quality control procedures and on the Company's ability to adapt to technological changes and advances in the aircraft industry, including ensuring continuing compatibility with evolving requirements of its customers and aircraft manufacturers. There can be no assurance that the Company will be able to continue to keep pace with the technological demands of the marketplace or successfully enhance its services and products to be compatible with products of specific aircraft manufacturers. See "Item 1. Business - Competition" in the Form 10-KSB.


Adverse Effects of Expansion

               Internal expansion of the Company's operations is dependent on, among other things, its ability to obtain new contracts. The Company's prior lack of new business had caused the Company to consider diversification of its operations outside of the aerospace industry. Although the Company will continue to seek acquisitions outside of the aerospace industry, there can be no assurance the Company will effect any such acquisition, or that if the Company is able to effect any acquisition it will be able to manage a business outside of the aerospace industry and otherwise integrate the operation of any acquired business into the Company's operations.


               Even if the Company was awarded a new commercial contract, it may be required to finance all of its non-recurring costs, which will be amortized over the term of any such contract. Such costs, as well as any costs associated with the Company's expansion of its operations and/or facilities, could be substantial and would subject the Company to substantial risks of loss if a particular program is terminated subsequent to significant investments by the Company. There can be no assurance any new aircraft for which the Company may obtain a contract will receive certification from the Federal Aviation Administration or that any such aircraft will be successfully commercialized. See "Item 1. Business" in the Form 10-KSB.

Potential Products Liability and Warranty Expense

               The Company may be exposed to potential significant products liability claims although it has not been sued to date. The Company maintains a $2 million general liability insurance policy, a $10 million products liability insurance policy, and a $5 million umbrella liability insurance policy, which it believes is adequate coverage for the types of products presently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured successful claim against the Company could have a material adverse effect on the Company. The Company generally warrants its products to be free from defects in materials, workmanship and manufacturing processes for a specified period, generally limited to three years from the date of shipment. There can be no assurance that future warranty expenses will not have a material adverse effect on the Company.

               Under the Company's agreements with Rohr, the Company has agreed to indemnify Rohr for any costs, damages, expenses or other loss or liability incurred or paid (including reasonable attorneys' fees) arising out of any asserted claims made against Rohr, for parts supplied by the Company, provided that such claims do not arise out of the sole fault of Rohr. There can be no assurance that the Company will not be required to indemnify Rohr in the event of an adverse claim made against Rohr or that it will have the financial or other resources to do so. Moreover, to the extent the Company assumes design responsibility for products in the future, the Company could be required to obtain a higher level of insurance in order to cover possible design defects. There can be no assurance that the Company will be able to obtain a significantly increased level of coverage on commercially reasonable terms, which could limit the Company's ability to expand its operations. See "Item 1. Business - Insurance" in the Form 10-KSB.

Potential Liability; Government Regulation

               The Company's operations require the use of a limited amount of chemicals and other materials for painting and cleaning, including solvents and thinners, that are classified under applicable laws as hazardous chemicals and substances. The Company does not maintain environmental impairment insurance. There can be no assurance that the Company will not incur environmental liability arising out of the use of hazardous substances. To date, the Company has not incurred any such liability. The use of hazardous substances is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in conjunction with federal and state authorities. Among other things, these regulatory bodies impose requirements to control air, soil, and water pollution, to protect against occupational exposure to such chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its operations and has obtained all licenses and permits required for the operation of its business.

               Amendments to statutes and regulations and/or the Company's operations in the future could require the Company to continually modify or alter methods of operations at costs which could be substantial and could subject the Company to increased regulation. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines and injunctions as well as potential criminal sanctions, which could have a material adverse effect on the Company. See "Item 1. Business - Government Regulation" in the Form 10-KSB.

Federal Aviation Administration Regulation and Quality Control
Standards

               The manufacture of commercial aircraft is subject to extensive regulation by the Federal Aviation Administration ("FAA") and foreign regulatory authorities. Under the FAA requirements, each aircraft is required to undergo a stringent certification process pursuant to which it is inspected for conformity with specifications and manufacturing processes and tested for safety, airworthiness and design characteristics. Upon receipt by an aircraft manufacturer of a production certificate issued by the FAA for a new aircraft, such manufacturer is required to assure that its suppliers comply with all applicable laws and regulations. Under FAA implementation of such regulations, each supplier, including the Company, is subject to periodic FAA surveillance and investigation. As a result, each manufacturer places contractual obligations upon each of its suppliers requiring such suppliers to comply with the FAA regulations. In order to assure compliance with FAA regulations, the Company's customers impose quality control standards upon the Company which incorporate the FAA requirements. These requirements are also incorporated into the inspection criteria and data to be supplied to the Company's customers pursuant to the Company's contracts. Among other things, the Company is required to inspect parts, maintain back-up documents from its suppliers relating to materials and processes and prepare documentation in order to substantiate all of the foregoing. In addition, the Company's customers require the Company to qualify as an approved supplier. In order to so qualify, the Company is required to satisfy stringent quality control standards and undergo extensive in-plant inspections of the Company's personnel, production processes, equipment and quality control systems. Although the Company's efforts are devoted to ensure that its capabilities and quality control standards meet its customers' requirements, there can be no assurance that the Company will be able to comply with quality control standards, that the Company's customers will comply with the FAA's or aircraft manufacturers' requirements, or that the Company will be able, for financial or other reasons, to qualify as an approved supplier for its existing and prospective customers. See "Item 1. Business - Operations" in the Form 10-KSB.

Limited Marketing Capability

               The Company has limited marketing capabilities and resources. To date, substantially all of the Company's commercial marketing activities have been conducted by members of Management. Such activities have consisted primarily of personal contact with potential customers. Because of the nature of the Company's business, Management will continue to devote a substantial amount of time developing and maintaining continuing personal relationships with the Company's customers. The Company's growth prospects will be largely dependent upon the Company's ability to achieve greater penetration of the commercial aircraft market and an up-swing in military procurement, in addition to any diversification efforts. Achieving market penetration will require significant efforts by the Company to create awareness of and demand for the Company's services. Accordingly, the Company's ability to build its client base will be limited by the number of marketing personnel and will be dependent on the efforts of such individuals. See "Item 1. Business - Marketing" in the Form 10-KSB.

Lack of Patents; Trademarks and Proprietary Protection

               None of the Company's current assembly processes or products are protected by patents. The Company relies on proprietary know-how and confidential information and employs various methods to protect the processes, concepts, ideas and documentation associated with its products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation. There can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire information which the Company considers to be proprietary.

               In March 1994, the Company determined that it would be prudent to protect its reputation in the aircraft structural products market. It applied for, and received, trademark protection from the United States Patent and Trademark Office as to the use of its name and logo. See "Item 1. Business - Proprietary Information" in the Form 10-KSB.

Control by Current Shareholders

               Arthur August and Theodore J. Martines, President and Executive Vice President, respectively, of the Company, and their affiliates, beneficially own approximately 22% of the Company's outstanding Common Shares, prior to the exercise of the Warrants. Accordingly, as the two largest shareholders in the Company, Messrs. August and Martines and their affiliates may be able to elect all of the Company's directors; increase the authorized capital; dissolve, merge, or sell the assets of the Company; and generally direct the affairs of the Company. See "Shares Eligible for Future Sale" below; and "Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with
Section 16(a) of the Exchange Act," "Item 11. Security Ownership of Certain Beneficial Owners and Management" and "Item 12. Certain Relationships and Related Transactions" in the Form 10-KSB.

Dependence on Key Personnel

               The success of the Company is largely dependent on the personal efforts of Arthur August and Theodore J. Martines and other key employees. Although Messrs. August and Martines are both employed under three-year employment agreements ending in September 1998, the loss of the services of such individuals would have a material adverse effect on the Company's business and prospects. The Company currently maintains "key man" life insurance on the lives of Messrs. August and Martines in the amount of $1,200,000 and $300,000, respectively.

No Dividends

               To date, the Company has not paid any cash dividends on its Common Shares and does not expect to declare or pay any cash or other dividends in the foreseeable future. See "Item 5. Market for Common Equity and Related Shareholder Matters - Dividend Policy" in the Form 10-KSB.

Shares Eligible for Future Sale

               The Company has 5,778,304 Common Shares outstanding as of the date of this Prospectus, of which 3,350,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. Of such shares, 1,300,000 are held by Messrs. August and Martines and members of their families, and are eligible for sale under Rule 144. The remaining 2,050,000 Shares were sold in the June 1996 Private Placement and have been registered for resale by the investors.

                Messrs. August and Martines agreed with the Company's former investment banking consultant (which agreement is in dispute and has been terminated by the Company), not to sell or otherwise dispose of their shares prior to January 26, 1998, unless the Company (i) is able to complete an underwritten secondary public offering, or (ii) obtains $11,000,000 of gross revenue as shown on its audited financial statements or as shown on a pro forma basis with any acquired company, for the then current fiscal year, at which time the lock-up would be terminated. The foregoing lock-up, however, is exclusive of Rule 144 sales through the Company's former investment banking consultant, in the amount of $250,000 per annum for Arthur August and $62,500 for Theodore Martines (which increases to $250,000 per annum should Mr. Martines retire).

               In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or person whose shares are aggregated), who has owned restricted Common Shares beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Shares are quoted on the Nasdaq system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned Common Shares for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

               In addition, the Company agreed to file by September 5, 1996, this registration statement with the Commission for the purpose of registering the Common Shares included in the Units (the "Unit Shares") offered in the Private Placement. The Company will use its best efforts to ensure the Registration Statement is declared effective by the Commission and remains effective until the Unit Shares are sold. At any time (subject to certain limitations) after such registration statement is deemed stale and no longer effective, the holders of at least 50% of the Unit Shares have two "demand" registration rights for a period of five years after the closing of the Private Placement. The holders also have unlimited piggy-back registration rights (subject to certain limitations) for a period of five years after the closing of the Private Placement. The Placement Agent has similar registration rights with respect to the shares underlying the Placement Agent's Warrants and the Consultant's Warrants which are included as part of this Registration Statement.

               The underwriter for the Company's IPO has two demand registration statements to register an aggregate of 666,038 shares underlying Underwriters' Warrants until September 24, 1997 and unlimited piggyback registration rights until September 24, 1999. These shares have been registered for resale pursuant to a separate Registration Statement and may be offered for sale. The Company's former investment banking consultant has one demand registration statement to register an aggregate of 120,000 Common Shares underlying the former consultant's options (which agreement is in dispute and has been terminated by the Company) until January 31, 2000 and unlimited piggyback registration rights until January 31, 2000.

               The Company could register the Common Shares issuable upon exercise of outstanding stock options at any time in which event such shares would be immediately eligible for sale.

               No prediction can be made as to the effect, if any, that market sales of Common Shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Shares may be sold in the public market may adversely affect prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of its equity securities.

Effect of Outstanding Exercisable Securities and Registration Rights

               The Company had outstanding as of the date of this Prospectus, options and warrants to purchase Common Shares exercisable at various prices from $1.00 to $3.00 (subject to adjustment) pursuant to which an aggregate of approximately 2,831,000 Common Shares may currently be issued. This includes warrants to the Company's former underwriter, former investment banking consultant and the Placement Agent to purchase up to an aggregate of approximately 1,553,000 Common Shares (subject to adjustment) (the "Underwriters' Warrants"); Warrants issued in the Private Placement to purchase 1,025,000 Common Shares and 412,335 employee and consultant stock options granted as of June 24, 1996.

               During the respective terms of the Company's outstanding derivative securities, the holders thereof may be able to purchase Common Shares at prices substantially below the then current market price of the Company's Common Shares with a resultant dilution in the interests of the existing shareholders. The holders of the Company's derivative securities may be expected to exercise their rights to acquire Common Shares at times when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, the terms upon which the Company may obtain additional financing during the next several years may be adversely affected. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Shares by holders of such securities pursuant to a registration statement, including the one for the Shares offered hereby, effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. See "Description of Securities," "The Offering and Sale of Units," "Shares Eligible for Future Sale" and "Item 10. Executive Compensation - Stock Options" in the Form 10-KSB."

Securities Market Factors

               In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning technological innovations, new products or procedures, government regulations and developments or disputes relating to proprietary rights and factors affecting the aerospace industry generally may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities. See "Item 5. Market for Common Equity and Related Shareholder Matters" in the Form 10-KSB.

                              SELLING SHAREHOLDERS

              The Common Shares to which this Prospectus relates are being registered for reoffers and resales by Selling Shareholders of the Company who have acquired or may acquire such shares pursuant to the exercise of options granted or to be granted under the Plans or pursuant to stock option agreements with the Company outside the Plans in connection with consulting services rendered to the Company. The Selling Shareholders named below may resell all, a portion, or none of such shares.

              Participants under the Plans who are deemed to be "affiliates" of the Company who acquire Common Shares under the Plans may be added to the Selling Shareholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"). An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with", the Company.

               The table below sets forth with respect to each Selling Shareholder, based upon information available to the Company as of September 5, 1996, the number of Common Shares beneficially owned before and after the sale of the Shares offered hereby; the number of Shares to be sold; and the percent of the outstanding Common Shares owned before and after the sale of the Shares offered hereby. Each Selling Shareholder's relationship to the Company is set forth in a footnote to the table.


                                Amount and                         Shares            Percent of Class(1)(3)
                                 Nature of            Shares    Beneficially    ------------------------------
                                Beneficial             to be     Owned After     Before                After
    Name                       Ownership(1)           Sold(2)     Offering      Offering              Offering
    ----                       ------------           -------   ------------    --------              --------

Arthur August(4)              1,060,000(5)            100,000     960,000        18.0% (6)             16.6%

Theodore J. Martines(7)         215,000(8)(9)          80,000     135,000         3.7% (10)             2.3%

Stanley Wunderlich (11)          60,000(12)            60,000           0         1.0% (13)              -0-

Walter Paulick (14)              15,000(15)            15,000           0           *                    -0-
                                                      =======
                                                      255,000
- ------------------
*  Less than 1%

(1) Unless otherwise noted, the Company believes that each Selling Shareholder has sole voting and investment power with respect to all Common Shares beneficially owned, subject to community property laws, where applicable. Each Selling Shareholder is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of determination upon the exercise of warrants or options. The percentage ownership of each Selling Shareholder is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of determination have been exercised.

(2) Does not constitute a commitment to sell any or all of the stated number of Common Shares. The number of Shares offered hereby shall be determined from time to time by each Selling Shareholder at his sole discretion.

(3) Based on 5,778,304 shares outstanding, but does not give effect to (i) 397,335 Common Shares reserved for issuance upon exercise of stock options currently outstanding and an additional 179,000 Common Shares issuable upon exercise of options available for future grants under the 1995 Plan and 1,501 Common Shares under the 1992 Plan (except those owned or sold by the Selling Shareholder); (ii) 60,000 Common Shares issuable upon exercise of options granted outside of the Company's two stock options plans; (iii) 200,000 Common Shares issuable upon exercise of warrants held by the underwriter of the Company's initial public offering; and (iv) 4,400,000 Common Shares reserved for issuance in connection with the Units offering and 300,000 Common Shares for the Private Placement warrants.

(4) Mr. August, a founder of the Company, has been Chairman of the Board, President and Chief Executive Officer and a director of the Company since January 1980.

(5) Includes 100,000 Common Shares which Mr. August has the right to acquire within 60 days upon exercise of options granted pursuant to each of the Company's 1992 Employee Stock Option Plan and the Company's 1995 Employee Stock Option Plan. Excludes an aggregate of 80,000 Common Shares owned by Mr. August's children or held in trust for Mr. August's grandchildren, and 9,000 Common Shares owned by Mr. August's wife, all of which shares Mr. August disclaims beneficial ownership.

(6) Assumes, pursuant to Rule 13d-3(d)(1) of the Exchange Act, that there are 5,878,304 Common Shares outstanding.

(7) Mr. Martines has been the Executive Vice President, Secretary/Treasurer and a director of the Company since December 1984.

(8) Includes 80,000 Common Shares which Mr. Martines has the right to acquire within 60 days upon exercise of options granted pursuant to the Company's 1992 Employee Stock Option Plan.

(9) Excludes 75,000 Common Shares owned by Mr. Martines' wife and an aggregate of 50,000 Common Shares held in trust for three children and two grandchildren of Mr. Martines, as to all of which shares Mr. Martines disclaims beneficial ownership. All of these shares have been pledged to secure the Chrysler Indebtedness.

(10) Assumes, pursuant to Rule 13d-3(d)(1) of the Exchange Act, that there are 5,858,304 Common Shares outstanding.

(11) Mr. Wunderlich has been a director of the Company since November 1995.

(12) Represents Common Shares which Mr. Wunderlich has the right to acquire within 60 days upon exercise of non-qualified stock options granted outside the Plans.

(13) Assumes pursuant to Rule 13d-3(d)(1) of the Exchange Act, that there are 5,838,304 Common Shares outstanding.

(14) Mr. Paulick has been a director of the Company since April 1992.

(15) Represents Common Shares which Mr. Paulick has the right to acquire within 60 days upon exercise of options granted pursuant to the Company's 1992 Employee Stock Option Plan.

                              PLAN OF DISTRIBUTION

         The Shares are being sold by the Selling Shareholders for their own accounts. The Shares may be sold or transferred for value by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest to the Selling Shareholders, in one or more transactions on the Nasdaq SmallCap market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         There can be no assurance that any of the Selling Shareholders will sell any or all of the Common Shares offered by them hereunder.


                                  LEGAL MATTERS

         The validity of the Common Shares offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125. SBK Investment Partners, an affiliate of Snow Becker Krauss, P.C., owns options to purchase 20,000 Common Shares, at an exercise price of $2.00 per share.

                                     EXPERTS

         The financial statements of CPI Aerostructures, Co., Inc. at December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated by reference to the Company's Form 10-KSB for the fiscal year ended December 31, 1995 in this Prospectus have been included in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents By Reference

            The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, CPI Aerostructures, Inc., a New York corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement.

                        (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

                        (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996;

                        (3) The description of the Company's Common Shares, par value $.001 per share, contained in the Company's Registration Statement on Form 8-A (File No. 1-11398), filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information;

                        (4) The Company's Proxy Statement dated August 20, 1996.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

            Not applicable.

Item 5. Interests of Named Experts and Counsel.

            SBK Investment Partners, an affiliate of Snow Becker Krauss P.C., counsel to the Registrant, owns options to purchase 20,000 Common Shares, at an exercise price of $2.00 per share.

Item 6. Indemnification of Directors and Officers.

                  Under Section 722 of the New York Business Corporation Law ("NYBCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and necessarily incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a (1) threatened action, or pending action which is settled or otherwise disposed of and (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

            Article VI of the Company's Amended and Restated By-Laws provides for indemnification of directors and officers of the Company as follows:

                  "On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

                  "On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding."

            The Company maintains insurance, at its expense, to reimburse itself and directors and officers of the Company and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NYBCL.

            In accordance with Section 402(b) of the NYBCL, Article 6 of the Company's Certificate of Incorporation, as amended, eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Section 402(b).

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

                  Options to purchase an aggregate of 32,164 Common Shares granted under the 1992 Plan have been exercised pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof by employees of the Company for services rendered.

Item 8. Exhibits.

                                                                    Page in
                                                                  Sequentially
                                                                    Numbered
                                                                  Registration
Exhibit No.        Description of Exhibit                          Statement

   4.1             1992 Employee' Stock Option Plan.(1)

   4.2             1995 Employee Stock Option Plan.(2)

   4.3             Stock Option Agreement dated January
                   1, 1995 between the Registrant and
                   Stanley Wunderlich.                                8

   4.4             Stock Option Agreement dated January
                   3, 1996 between the Registrant and
                   Stanley Wunderlich.                               13

   5.1             Opinion of Snow Becker Krauss P.C.

  23.1             Consent of Snow Becker Krauss P.C.
                   (included in Exhibit 5.1 hereto).                 19

  23.2             Consent of Goldstein Golub Kessler &              22
                   Company, P.C.

  24.1             Powers of Attorney (included on the
                   signature page of this Registration
                   Statement).
- --------------

(1) Incorporated herein by reference to the Company's Registration Statement No. 33-49270 on Form S-1, declared effective by the Securities and Exchange Commission on September 6, 1992.

(2) Incorporated herein by reference to the Company's Form 10-KSB for the fiscal year ended December 31, 1995.

Item 9. Required Undertakings.

            The undersigned Registrant hereby undertakes:

            (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

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



                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Edgewood, State of New York, on September 6, 1996.


CPI AEROSTRUCTURES, INC.



By:   /s/ Arthur August                           By: /s/ Theodore J. Martines
     ------------------------------                  --------------------------
       Arthur August                                  Theodore J. Martines
       Chairman of the Board                          Executive Vice President
       and Chief Executive Officer                    (principal financial and
       (principal executive officer)                  accounting officer)



                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Arthur August and Theodore J. Martines, and each of them, his true and lawful attorneys-in-fact and agents, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorneys-in-fact and agents or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 6, 1996.

      Signature                                             Title
      ---------                                             -----


 /s/ Arthur August                               Chairman of the Board and
- ----------------------------                     President
          Arthur August                          (principal executive
                                                 officer)

 /s/ Theodore J. Martines
- ----------------------------                     Executive Vice President and
   Theodore J. Martines                          Director
                                                 (principal financial and
                                                 accounting officer)



 /s/ Stanley Wunderlich                          Director
- ----------------------------
   Stanley Wunderlich


 /s/ Walter Paulick
- ----------------------------                     Director
   Walter Paulick




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